UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2008

MODUSLINK GLOBAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1100 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

CMGI, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Bonus Targets.

On September 24, 2008, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of ModusLink Global Solutions, Inc. (the “Corporation”) approved the bonus targets, as a percentage of base salary, for fiscal year 2009 for the executive officers named in the table below:

Name	Bonus Target %
Joseph C. Lawler	125%
Steven G. Crane	70%
Peter L. Gray	60%
Mark J. Kelly	60%
William R. McLennan	80%
David J. Riley	50%
Scott D. Smith	80%

Performance-Based Restricted Stock Bonus Plan.

The Committee also established the ModusLink FY2009 Performance-Based Restricted Stock Bonus Plan, for the issuance of performance-based restricted shares of the Corporation’s common stock to each of the Corporation’s executive officers (other than Mr. Lawler, who is not a participant in the performance-based restricted stock bonus plan) and other senior executives. The award of restricted shares of common stock under this plan is contingent upon the Corporation’s achievement of a certain level of Non-GAAP Operating Income for fiscal 2009 and would be made, if at all, on the third business day following the day the Corporation publicly releases its financial results for the fiscal year ending July 31, 2009. Any awards of restricted shares under this bonus plan would vest in three equal installments, on the first, second and third anniversaries of the grant date provided the recipient remains employed by the Corporation, or a subsidiary of the Corporation, on each such vesting date. The award which would be made if the performance criteria are met, for each executive officer, is set forth below:

Name	Shares
Steven G. Crane	9,000
Peter L. Gray	9,000
Mark J. Kelly	9,000
William R. McLennan	15,000
David J. Riley	9,000
Scott D. Smith	15,000

The foregoing description is subject to, and qualified in its entirety by, the Summary of ModusLink FY2009 Performance-Based Restricted Stock Bonus Plan filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: September 30, 2008	By:	/s/ Steven G. Crane
Steven G. Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Summary of ModusLink FY2009 Performance-Based Restricted Stock Bonus Plan